UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 16, 2011

LIGHTING SCIENCE GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 2A, 1227 South Patrick Drive, Satellite Beach, Florida 32937

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (321) 779-5520

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4 – Matters Related to Accountants and Financial Statements

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On June 16, 2011, the board of directors (the “Board”) of Lighting Science Group Corporation (the “Company”), in consultation with the Company’s audit committee and management, concluded that the Company’s previously issued financial statements as of and for the years ended December 31, 2009 (the “2009 Financial Statements”) and December 31, 2008 (the “2008 Financial Statements”), should be restated to eliminate misclassifications related to expenses originally recorded as operating expenses that should have instead been classified as cost of goods sold. As a result, the Board further concluded that such restated financial statements, when complete, should be relied upon rather than the original 2009 and 2008 Financial Statements. This reclassification of expenses will only impact the Company’s cost of goods sold and certain operating expense items that were previously reported in the 2009 and 2008 Financial Statements and will have no impact on the Company’s revenues or net losses that were reported for such periods.

The classification errors were identified by the Company following receipt of a comment letter from the staff of the Division of Corporation Finance of the Securities and Exchange Commission with respect to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 Form 10-K”). The Company’s audit committee has discussed the above errors with McGladrey & Pullen, LLP, the Company’s independent registered public accounting firm for the relevant years, and the Company is working diligently to finalize the effect of the restatement. The Company will file an amendment to its 2010 Form 10-K to include, among other things, the restated 2009 and 2008 Financial Statements.

As previously disclosed in the Company’s 2010 Form 10-K, the Company and its management continue to work to improve the overall effectiveness of its internal control over financial reporting and disclosure controls and procedures in an attempt to rectify its identified material weaknesses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

Date: June 22, 2011	By:	/s/ Gregory T. Kaiser
	Name:	Gregory T. Kaiser
	Title:	Chief Financial Officer